                                                                  EXHIBIT (d)(2)

                             STOCKHOLDERS AGREEMENT

                  THIS STOCKHOLDERS AGREEMENT (this "AGREEMENT"), is entered into as of October 8, by and between Emulex Corporation, a Delaware corporation ("PARENT"), and Aviary Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("PURCHASER"), on the one hand, and each of the stockholders of Vixel Corporation, a Delaware corporation (the "COMPANY"), set forth on Schedule 1 hereto (each a "STOCKHOLDER" and collectively, the "STOCKHOLDERS"), on the other hand. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

                                 R E C I T A L S

                  WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "ACT")) of (i) the number of shares of common stock, par value $.0015 per share, of the Company (together with any associated preferred stock or other rights issued pursuant to the Rights Agreement, dated as of November 15, 2000, between the Company and Computer Share Trust Company, Inc. as the same has been amended through the date hereof, the "COMMON STOCK"); (ii) the number of shares of Series B convertible preferred stock, par value $.001 per share, of the Company (the "SERIES B PREFERRED STOCK"); (iii) the number of options to acquire Common Stock (the "COMPANY OPTIONS"); and (iv) the number of warrants to acquire Common Stock (the "COMPANY WARRANTS") set forth opposite the name of such Stockholder on Schedule 1 hereto; and

                  WHEREAS, Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides, among other things, for (a) Purchaser to commence a tender offer for all of the issued and outstanding shares of Common Stock and Series B Preferred Stock (the "OFFER") and (b) the merger of Purchaser with and into the Company with the Company continuing as the surviving corporation (the "MERGER"), in each case upon the terms and subject to the conditions set forth in the Merger Agreement; and

                  WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

         Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent, severally and not jointly, as set forth below:

                  (a) Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Act) of the shares of Common Stock and/or Series B Preferred Stock set forth opposite his or its name on Schedule 1 to this Agreement (such shares of

Common Stock and/or Series B Preferred Stock, together with any Common Stock and Series B Preferred Stock acquired by the Stockholder after the date of this Agreement, whether Shares acquired by way of exercise of Company Options, Company Warrants or other rights to purchase Common Stock or Series B Preferred Stock or by way of dividend, distribution, exchange, merger, consolidation, grant of proxy or otherwise, but excluding shares owned by other Stockholders, all as may be adjusted from time to time pursuant to Section 6 hereof, the "SHARES"). Schedule 1 to this Agreement lists separately all Company Options and Company Warrants issued to such Stockholder. Such Stockholder is the record and beneficial owner of the Company Options and Company Warrants set forth opposite such Stockholder's name on Schedule 1 to this Agreement.

                  (b) Such Stockholder has voting power, power of disposition, power of conversion (in respect of the Series B Preferred Stock) and power to agree to all of the matters regarding such Stockholder set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such right. Such Stockholder is not the record or beneficial owner of any securities of the Company on the date hereof other than the Shares and the Company Options and Company Warrants set forth on Schedule 1.

                  (c) Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby regarding such Stockholder.

                  (d) This Agreement has been validly executed and delivered by such Stockholder and, assuming due and valid authorization, execution and delivery thereof by Parent and Purchaser, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                  (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation of, or constitute (with or without due notice or lapse of time or both) a default under, or conflict with, or give rise to any right of termination, cancellation or acceleration under any contract, trust, note, bond, mortgage, indenture, license, agreement, or material contractual restriction or obligation of any kind to which such Stockholder is a party or by which such Stockholder or his or its Shares are bound, which singularly or in the aggregate, would prevent or adversely effect the ability of such Stockholder to perform his or its obligations under this Agreement. The consummation of the transactions contemplated hereby will not violate, or require any consent, approval or notice (except those required under applicable securities laws) under, any provision of any judgment, order, injunction, decree, statute, law, rule or regulation applicable to such Stockholder which, singularly or in the aggregate, would prevent or adversely effect the ability of such Stockholder to perform his or its obligations under this Agreement.

                  (f) In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and each such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby regarding such Stockholder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (g) The Shares owned by such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts, agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a Stockholder in respect of such Shares (collectively, "ENCUMBRANCES"), except for any such Encumbrances arising hereunder, and the transfer of the Shares held by such Stockholders hereunder will effectively vest in Purchaser valid and marketable title to such Shares, free and clear of any Encumbrances.

                  (h) Each Stockholder whose Shares are subject to community property interests under the laws of any relevant jurisdiction has agreed to have executed and delivered to Parent such consents, waivers and approvals as are necessary for the execution of this Agreement and the approval and consummation of the transactions contemplated hereby regarding such Stockholder.

                  (i) Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

         Section 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to the Stockholders, jointly and severally, as follows:

                  (a) Each of Parent and Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and, assuming due and valid authorization, execution and delivery thereof by a Stockholder, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable by such Stockholder against each of them in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a violation of, or constitute (with or without due notice or lapse of time or both) a default under, or conflict with, or give rise to any right of termination, cancellation or acceleration under any material contract, trust, note, bond, mortgage, indenture, license, agreement or contractual restriction or obligation of any kind to which Parent and Purchaser is a party which, singularly or in the aggregate, would prevent or adversely effect the ability of Parent and Purchaser to perform its obligations under this Agreement. The consummation of the transactions contemplated hereby will not violate, or require any consent, approval or notice (except those required under applicable securities laws) under, any provision of any judgment, order, injunction, decree, statute, law, rule or regulation applicable to Parent and Purchaser which, singularly or in the aggregate, would prevent or materially adversely effect the ability of Parent and Purchaser to perform its obligations under this Agreement.

         Section 3. Tender of the Shares. Each Stockholder hereby agrees that, subject to the terms and conditions of Section 8 hereof, (a) such Stockholder shall validly tender, or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, his or its Shares into the Offer as promptly as practicable, and in any event no later than the fifth business day, following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement (except for those Shares issued upon the exercise of Company Options, Company Warrants or other rights to acquire shares of Common Stock or Series B Preferred Stock after such date, which shall be validly tendered, or caused to be validly tendered, as promptly as practicable following such exercise) and receipt of the applicable tender offer documentation and (b) such Stockholder shall not withdraw any Shares so tendered unless this Agreement is terminated or the Offer is terminated or has expired without Purchaser purchasing all Shares validly tendered in the Offer and not withdrawn. Notwithstanding the foregoing, each Stockholder may decline to tender, or may withdraw, any and all of such Stockholders' Shares if, without the consent of such Stockholder, Purchaser amends the Offer to (i) reduce the Offer Price, (ii) reduce the number of Shares subject to the Offer, (iii) change the form of consideration payable in the Offer or (iv) amend or modify any term or condition of the Offer in a manner adverse to the stockholders of the Company (other than insignificant changes or amendments or other than to waive any condition other than the Minimum Condition). Each Stockholder shall give Purchaser at least two (2) business days' prior notice of any withdrawal of its Shares pursuant to the immediately preceding proviso. Notwithstanding anything herein to the contrary, the holders of the Series B Preferred Stock shall retain the option and right to instruct the tender agent to take all steps necessary to convert their shares into Common Stock at any time prior to the Purchase of such shares in the Offer.

         Section 4. Transfer of the Shares.

                  (a) Prior to the termination of this Agreement and except as otherwise provided herein, each of the Stockholders agrees that it shall not:
(i) transfer, assign, sell, gift-over, pledge, hypothecate, encumber or otherwise dispose of, or consent to any of the foregoing ("TRANSFER"), any or all of the Shares, Company Options, Company Warrants or other rights to acquire Common Stock or Series B Preferred Stock or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Stockholder untrue or incorrect.

                  (b) Each Stockholder agrees, promptly following request of Parent, to surrender to the Company, or to the transfer agent for the Company, certificates evidencing the Shares, and shall cause the Company or the transfer agent for the Company to place the following legend on any and all certificates evidencing the Shares:

THE SHARES OF VIXEL CORPORATION [COMMON STOCK] [SERIES B CONVERTIBLE PREFERRED STOCK] REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 8, 2003, BY AND AMONG EMULEX CORPORATION, AVIARY ACQUISITION CORP. AND CERTAIN STOCKHOLDERS OF VIXEL CORPORATION. ANY TRANSFER OF SUCH SHARES OF VIXEL CORPORATION [COMMON STOCK] [SERIES B CONVERTIBLE PREFERRED STOCK] IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

         Section 5. Voting Arrangements; Irrevocable Proxy.

                  (a) Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company (a "COMPANY STOCKHOLDERS' MEETING"), however called, and at every adjournment or postponement thereof, he, she or it shall (i) appear at the meeting or otherwise cause his or its Shares to be counted as present thereat for purposes of establishing a quorum; (ii) vote, or execute consents in respect of, his or its Shares, or cause his or its Shares to be voted, or consents to be executed in respect thereof, in favor of the approval and adoption of the Merger Agreement (including any revised or amended Merger Agreement that has been agreed to by the Company) and the Merger, and any action required in furtherance thereof and
(iii) vote, or execute consents in respect of, his or its Shares, or cause his or its Shares to be voted, or consents to be executed in respect thereof, against (A) any agreement or transaction relating to any Acquisition Proposal (other than as proposed by Parent or Purchaser) or (B) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction that could reasonably be expected to prevent or materially impede or delay the consummation of the Offer or Merger or the other Transactions or the consummation of the transactions contemplated by this Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Merger or the other Transactions or the transactions contemplated by this Agreement, or change in any manner the voting rights of Common Stock or Series B Preferred Stock (collectively, "FRUSTRATING TRANSACTIONS") presented to the stockholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote or consent of the Stockholder is requested or sought, unless such transaction has been approved in advance by Parent or Purchaser.

                  (b) Subject to the provisions set forth in Section 8 hereof and as security for the Stockholders' obligations under Section 5(a), each of the Stockholders hereby irrevocably constitutes and appoints Parent, Paul F. Folino and its or his designees as his or its attorney and proxy in accordance with the Delaware General Corporation Law (the "DGCL"), with full power of substitution and resubstitution, to cause the Stockholder's shares to be counted as present at any Company Stockholders' Meetings, to vote his or its Shares at any Company Stockholders' Meeting, however called, and to execute consents in respect of his or its Shares as and to the extent provided in
Section 5(a). SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 8 HEREOF THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby agrees not to grant any subsequent proxy or power of attorney with respect to such Stockholder's Shares.

                  (c) Each Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and have been revoked.

                  (d) Each Stockholder hereby affirms that the proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the proxy is coupled with an interest and, except as set forth in this Section or in Section 8, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. Each Stockholder hereby agrees that, if for any reason the proxy granted herein is not irrevocable (subject to the terms of this Agreement), then such Stockholder agrees to vote his or its Shares in accordance with Section 5(a) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement created under Section 218 of the DGCL.

         Section 6. Certain Events. In the event of any change in the Common Stock, Series B Preferred Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Common Stock or Series B Preferred Stock or the acquisition of additional shares of Common Stock, Series B Preferred Stock or other securities or rights of the Company by any Stockholder, this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock, Series B Preferred Stock or other securities or rights of the Company issued to or acquired by each of the Stockholders.

         Section 7. Further Assurances. Each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 5.

         Section 8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the termination of the Merger Agreement by Parent or otherwise upon the earlier to occur of (a) termination of the Merger Agreement by the Company and (b) November 13, 2003; and provided, however, that Section 9 hereof shall survive any termination of this Agreement.

         Section 9. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

         Section 10. Public Announcements. Each of the Stockholders agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby or by the Merger Agreement without the prior consent of Parent; provided, however, that such disclosure may be made without obtaining such prior consent if (i) the disclosure is required by law or is required by any regulatory authority, including but not limited to any Governmental Entity, or the Nasdaq National Market and any national securities exchange, trading market or inter-dealer quotation system on which the Shares trade and (ii) the Stockholder making such disclosure has first used all reasonable efforts to consult with Parent about the form and substance of such disclosure.

         Section 11. Miscellaneous.

                  (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to any of the Stockholders, at the address set forth opposite the name of such Stockholder on Schedule 1 hereto:

                  With a copy to:

                  Heller Ehrman White & McAuliffe LLP
                  701 Fifth Avenue, Suite 6100
                  Seattle, Washington  98104-7098
                  Attention:  David R. Wilson
                  Telephone:  (206) 447-0900

                  Facsimile:        (206) 447-0849

If to Parent or Purchaser, to:

                  Emulex Corporation
                  3535 Harbor Boulevard
                  Costa Mesa, California 92626
                  Attention:  Randall G. Wick
                              Vice President, General Counsel
                  Telephone:    (714) 662-5600
                  Facsimile:    (714) 641-0172

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  525 University Avenue, Suite 1100
                  Palo Alto, California  94301
                  Attention:   Gregory C. Smith
                  Telephone:   (650) 470-4500
                  Facsimile:   (650) 470-4570

                  (b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto in any number of counterparts, each of which shall be considered one and the same agreement.

                  (d) Entire Agreement. This Agreement (together with the Merger Agreement and any other exhibits, annexes, schedules, documents and instruments referred to herein and therein or contemplated thereby or therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

                  (e) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions,
(ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of Delaware.

                  (f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent or Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly owned subsidiaries of Parent (each, an "ASSIGNEE"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

                  (h) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

                  (i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                  (j) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                    EMULEX CORPORATION

                                    By:    /s/ PAUL FOLINO
                                    Name:  Paul Folino
                                    Title: Chairman of the Board and
                                           Chief Executive Officer

                                    AVIARY ACQUISITION CORP.

                                    By:    /s/ PAUL FOLINO
                                    Name:  Paul Folino
                                    Title: President and Chief Executive Officer

                                  STOCKHOLDERS

                                    GOLDMAN SACHS GROUP, INC.

                                    By:    /s/ JOSEPH P. DISABATO
                                    Name:  Joseph P. DiSabato
                                    Title: Attorney-in-Fact

                                    GOLDMAN SACHS DIRECT INVESTMENT
                                    FUND 2000, L.P.

                                    By:    GS Employer Funds 2000 GP, L.L.C.,
                                           its General Partner

                                    By:    /s/ JOSEPH P. DISABATO
                                    Name:  Joseph P. DiSabato
                                    Title: Vice President

                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                                                /s/ ROBERT Q. CORDELL II
                                                --------------------------------
                                                Robert Q. Cordell II

                                                /s/ CHARLES A. HAGGERTY
                                                --------------------------------
                                                Charles A. Haggerty

                                                /s/ ROBERT S. MESSINA
                                                --------------------------------
                                                Robert S. Messina

                                                /s/ JAMI DOVER NACHTSHEIM
                                                --------------------------------
                                                Jami Dover Nachtsheim

                                                /s/ TIMOTHY M. SPICER
                                                --------------------------------
                                                Timothy M. Spicer

                                                /s/ PETER R. PERRONE
                                                --------------------------------
                                                Peter R. Perrone

                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                                   SCHEDULE 1

                                                                   NUMBER OF SHARES OF
                                                                       COMMON STOCK       NUMBER OF SHARES
                                 NUMBER OF      NUMBER OF SHARES       BENEFICIALLY          OF COMMON
      STOCKHOLDER NAME           SHARES OF         OF SERIES B     OWNED UNDER COMPANY     ISSUABLE UNDER
        AND ADDRESS             COMMON STOCK     PREFERRED STOCK         OPTIONS          COMPANY WARRANTS
----------------------------------------------------------------------------------------------------------
Goldman Sachs Group, Inc.;                            2,863,524                  0               859,058
Goldman Sachs
Direct Investment Fund
2000, L.P.
85 Broad Street
New York, NY 10004
--------------------------------------------------------------------------------------------------------
Robert Q. Cordell II*                 5,000                   0             60,000                     0
--------------------------------------------------------------------------------------------------------
Charles A. Haggerty*                 66,666                   0            185,000                     0
--------------------------------------------------------------------------------------------------------
Robert S. Messina*                        0                   0             20,000                     0
--------------------------------------------------------------------------------------------------------
Jami Dover Nachtscheim*                   0                   0             20,000                     0
--------------------------------------------------------------------------------------------------------
Peter J. Perrone*+                        0           2,863,524                  0               859,058
--------------------------------------------------------------------------------------------------------
Timothy M. Spicer*                  221,000                                171,666
--------------------------------------------------------------------------------------------------------

* c/o Vixel Corporation, 11911 North Creek Parkway South, Bothell, Washington 98011

+ Includes 2,863,524 shares of Series B Preferred Stock and 859,058 shares of Common Stock issuable under Company Warrants owned by Goldman Sachs Group, Inc. and Goldman Sachs Direct Investment Fund 2000, L.P.